Exhibit 99.1

Schlumberger Announces First-Quarter 2008 Results

HOUSTON, April 18, 2008 – Schlumberger Limited (NYSE:SLB) today reported first-quarter revenue of $6.29 billion versus $6.25 billion in the fourth quarter of 2007, and $5.46 billion in the first quarter of 2007.

Income from continuing operations before charges and credits was $1.30 billion –a decrease of 5% sequentially, but an increase of 10% year-on-year. Diluted earnings-per-share from continuing operations was $1.06, versus $1.11 before charges and credits in the previous quarter, and $0.96 in the first quarter of 2007.

Net income, including discontinued operations, was $1.34 billion or $1.09 per share-diluted, compared to $1.12 in the previous quarter, and $0.96 in the first quarter of 2007.

Oilfield Services revenue of $5.60 billion increased 3% sequentially and 18% year-on-year. Pretax segment operating income of $1.50 billion decreased 2% sequentially but increased 7% year-on-year.

WesternGeco revenue of $676 million decreased 15% compared to the prior quarter and 4% year-on-year. Pretax segment operating income of $196 million decreased 28% sequentially and 26% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Seasonal factors and weather-related events, as well as lower product and software sales following the exceptional levels in the fourth quarter, had a general dampening effect on sequential revenue gains with a consequent effect on margins.

Integrated Project Management activity in Mexico continued its rapid new-project ramp up with an additional seven drilling rigs being deployed in the quarter, which resulted in heavy initial start-up costs being incurred.

At WesternGeco, results fell sequentially as Multiclient revenues declined steeply from the record levels of the fourth quarter of 2007. The Gulf of Mexico lease sale late in the first quarter, coupled with the increased cost of wide-azimuthal data sets that are fast becoming the norm for new Multiclient purchases, delayed new sales activity until customers absorb the results of the March leasing round. We expect the uneven pattern in Multiclient activity to likely persist throughout the year.

-More-

Schlumberger Announces First-Quarter 2008 Results, page 2

In the absence of a severe global recession leading to a steep drop in demand, the thin cushion of excess oil supply and the failure to stem decline rates in many countries, coupled with the higher-than-expected drawdown of US natural gas storage, are all factors that lead us to conclude that growth will strengthen as the year progresses.

We remain convinced that current investment levels are insufficient to both stem decline and to explore and develop new reserves and, as a result, we anticipate that the current cycle of exploration and production spending will remain stronger for a longer period than we originally anticipated.”

Other Events

•

As part of the previously announced 40-million share repurchase program approved by the Board of Directors in the second quarter of 2006, Schlumberger repurchased 7.0 million shares of common stock at an average price of $81.16 for a total of $564 million in the quarter. As of March 31, 2008, Schlumberger had repurchased 36.9 million shares of common stock at an average price of $74.15 for a total of $2.73 billion and had remaining authorization to repurchase 3.1 million shares of common stock.

•	On April 17, 2008, the Schlumberger Board of Directors approved a new share repurchase program of $8 billion in shares of common stock to be acquired before December 2011.

Schlumberger Announces First-Quarter 2008 Results, page 3

Consolidated Statement of Income

(Stated in thousands except per share amounts)

	Three Months
For Periods Ended March 31	2008	2007
Revenue	$6,289,873	$5,464,405
Interest and other income (1)	102,230	83,623
Expenses
Cost of goods sold and services	4,358,295	3,622,344
Research & engineering	191,031	167,098
Marketing	22,968	16,683
General & administrative	138,332	119,250
Interest	66,041	68,147

Income from Continuing Operations before taxes and minority interest	1,615,436	1,554,506
Taxes on income	308,587	373,679

Income from Continuing Operations before minority interest	1,306,849	1,180,827
Minority interest	(6,395)	—

Income from Continuing Operations	1,300,454	1,180,827
Income from Discontinued Operations	37,850	—

Net Income	$1,338,304	$1,180,827

Diluted Earnings Per Share
Income from Continuing Operations	$1.06	$0.96
Income from Discontinued Operations	0.03	—

Net Income	$1.09	$0.96

Average shares outstanding	1,195,995	1,178,453
Average shares outstanding assuming dilution	1,233,244	1,236,491
Depreciation & amortization included in expenses (2)	$516,689	$440,977

1)	Includes interest income of:

First Quarter 2008 - $38 million (2007 - $35 million)

2)	Including Multiclient seismic data costs.

Schlumberger Announces First-Quarter 2008 Results, page 4

Condensed Balance Sheet

(Stated in thousands)

	Mar. 31, 2008	Dec. 31, 2007
Assets
Current Assets
Cash and short-term investments	$3,153,439	$3,169,033
Other current assets	8,492,521	7,886,350

	11,645,960	11,055,383
Fixed income investments, held to maturity	423,688	440,127
Fixed assets	8,350,827	8,007,991
Multiclient seismic data	220,267	182,282
Goodwill	5,172,562	5,142,083
Other assets	3,141,065	3,025,506

	$28,954,369	$27,853,372

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,474,466	$4,550,728
Estimated liability for taxes on income	1,002,843	1,071,889
Bank loans and current portion of long-term debt	1,272,870	1,318,227
Convertible debentures	306,579	353,408
Dividend payable	252,525	210,599

	7,309,283	7,504,851
Convertible debentures	415,770	415,897
Other long-term debt	3,737,656	3,378,569
Postretirement benefits	830,882	840,311
Other liabilities	827,675	775,975

	13,121,266	12,915,603
Minority interest	50,455	61,881
Stockholders’ Equity	15,782,648	14,875,888

	$28,954,369	$27,853,372

Schlumberger Announces First-Quarter 2008 Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed-income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Three Months	2008
Net Debt, January 1, 2008	$(1,857)
Net income	1,338
Depreciation and amortization	517
Excess of equity income over dividends received	(57)
Increase in working capital requirements	(611)
Capital expenditure (1)	(832)
Dividends paid	(209)
Proceeds from employee stock plans	79
Stock repurchase program	(564)
Conversion of debentures	47
Other	18
Translation effect on net debt	(25)

Net Debt, March 31, 2008	$(2,156)

Components of Net Debt	Mar. 31, 2008	Dec. 31, 2007
Cash and short-term investments	$3,153	$3,169
Fixed income investments, held to maturity	424	440
Bank loans and current portion of long-term debt	(1,273)	(1,318)
Convertible debentures	(722)	(769)
Other long-term debt	(3,738)	(3,379)

	$(2,156)	$(1,857)

(1)	Including Multiclient seismic data expenditure.

Schlumberger Announces First-Quarter 2008 Results, page 6

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this First-Quarter 2008 Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions except per share amounts)

	Fourth Quarter 2007
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Income from continuing operations	$1,740.4	$357.2	$—	$1,383.2	$1.12
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)	Interest and other income

Income from continuing operations before charges & credits	$1,715.9	$350.1	$—	$1,365.8	$1.11

There were no charges & credits in the first quarters of 2008 and 2007.

Schlumberger Announces First-Quarter 2008 Results, page 7

Business Review

(Stated in millions)

	First Quarter
	2008	2007	% chg
Oilfield Services
Revenue	$5,605	$4,759	18%
Pretax Operating Income	$1,502	$1,405	7%

WesternGeco
Revenue	$676	$706	(4)%
Pretax Operating Income	$196	$266	(26)%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs, as these items are not allocated to the segments.

Schlumberger Announces First-Quarter 2008 Results, page 8

Oilfield Services

First-quarter revenue of $5.60 billion was 3% higher sequentially and 18% higher year-on-year. Sequential revenue increases were highest in the Canada, US Gulf Coast, South Russia, Australia/Papua New Guinea, West & South Africa and Alaska GeoMarkets*. In addition, double-digit growth rates were recorded by the North Russia, Thailand/Vietnam, Continental Europe and Caspian GeoMarkets. Among the Technologies, demand was strongest for Wireline, Drilling & Measurements, Well Services and Well Testing services. Sequential revenue also grew through inclusion of FRAMO revenue in the Europe/CIS/Africa Area following the acquisition, in the prior quarter, of a majority stake in the company. However, overall sequential growth was moderated by operational delays in the North Sea, project transitions and delays on Integrated Project Management (IPM) activities in Latin America, and seasonal weather-related reductions in the China/Japan/Korea GeoMarket. Lower sales of Schlumberger Information Solutions (SIS), Completions and Artificial Lift Systems products were also recorded following the seasonal highs of the prior quarter.

First-quarter pretax operating income of $1.50 billion decreased 2% sequentially but increased 7% year-on-year. Sequential growth was recorded through demand for high-margin Wireline and Drilling & Measurements services in the US Gulf Coast; strong demand for Wireline and Well Services technologies in Canada; and higher activity levels with a more favorable technology mix in East Mediterranean, Australia/Papua New Guinea and Thailand/Vietnam. However, this growth was more than offset by the impact of the seasonal land access restrictions in US West; a less favorable activity mix in the North Sea; project delays in Peru/Colombia/Ecuador; higher IPM project startup and third-party managed costs in Mexico/Central America; the weather-related slowdown in China/Japan/Korea; and an overall reduction in Completions and Artificial Lift Systems product sales together with reduced high-margin SIS sales across all Areas. These events resulted in an overall pretax operating margin of 26.8%.

During the quarter, Schlumberger formally opened the new Siberian Training Center in Tyumen, West Siberia. The facility includes classrooms, workshops, fully equipped laboratories and test wells to provide Schlumberger geoscientists, field engineers, field technicians and maintenance engineers from the Russian Federation and Russian-language countries with technology skills in artificial lift, directional drilling, well cementing and stimulation, data services and information solutions as well as in integrated project management. The training capacity is expected to double over the next year to reach 350 students.

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North America

Revenue of $1.42 billion increased 6% sequentially and 3% year-on-year. Pretax operating income of $363 million increased 7% sequentially but decreased 16% year-on-year.

Sequentially, the US Gulf Coast GeoMarket continued to grow following the return of deep-water rigs together with stronger demand for Wireline and Drilling & Measurements exploration services. Growth was also registered in Canada, resulting from a robust winter drilling season with high demand for Wireline and Well Services technologies, as well as in Alaska due to strong demand for exploration-related services. This performance was partially offset by the seasonal land access restrictions in US West, the impact of weather on operations in US North, and lower Completions and SIS product sales across the Area.

Pretax operating margin for the Area increased sequentially to 25.6% due to a more favorable exploration-driven activity mix and higher operating leverage in the US Gulf Coast, Canada and Alaska GeoMarkets. This was partially offset by a lower pricing environment for well-stimulation-related activities in US Central, lower efficiency in US West, and reduced Area-wide high-margin SIS product sales.

Schlumberger deployed a number of advanced Drilling & Measurements technologies on the Bob North #3 well for Chevron in the US Gulf of Mexico. On this deep-water, sub-salt exploration well, StethoScope* and sonicVISION* services were used to optimize mud weight within narrow margins while PowerDrive X5* technology improved drilling rates and maintained an in-gauge wellbore through the salt and rubble zones. In addition, the PowerDrive Xceed* system was used to successfully perform a deep sidetrack operation in a matter of hours rather than days. Despite being the second most complex well this customer had ever attempted, it was completed in 143 days versus a planned 191.

As a result of previous success, Goodrich Petroleum selected Well Services PerfFRAC*† technology – a member of the Contact* family of staged fracturing and completion services – to improve fracturing efficiency in 23 wells in its field in Cotton Valley in East Texas. The campaign increased estimated ultimate recovery by 10%, reduced completion costs by 25%, and decreased completion time and gas-to-market time by 92 days for the 23 wells.

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In Western Canada, BP used real-time ACTive* Matrix service – a member of the ACTive family of coiled-tubing services – to stimulate a two-branch multilateral open-hole completion in a naturally fractured dolomite formation. Using ACTive real-time bottomhole pressure and temperature measurements increased the accuracy of the stimulation treatments. A subsequent distributed temperature survey (DTS) confirmed that the treatment successfully diverted the acid and stimulated the targeted zones.

In the Canadian Arctic, Schlumberger worked with the Japan Oil, Gas and Metals National Corporation, Natural Resources Canada, and the Aurora Research Institute to conduct the world’s first de-pressurization test of gas hydrates in the Mackenzie Delta. The project used services and technologies from Schlumberger IPM and Artificial Lift, in addition to Well Testing Vx* multiphase meters, Completions MeshRite* sand screens, and Well Services ARCTICSET* cementing blends. Reservoir parameters were monitored in real time by the Schlumberger technology center in Fuchinobe, Japan.

In a tight gas sand formation in South Texas for Kaler Energy Corporation, Schlumberger Data & Consulting Services (DCS) identified and predicted economic production from sands thought to be water-producing that were going to be bypassed. The sands were perforated and resulted in an initial gas production rate of 3 MMcf/d.

In Canada, an operator used FUTUR* active set-cement technology to cement two wells in an active geological area of the Central Alberta Foothills where maintaining cement integrity has been problematic. More than a year after deployment, the wells have developed no casing-head pressure or surface casing venting.

Schlumberger Announces First-Quarter 2008 Results, page 11

Latin America

Revenue of $922 million decreased 2% sequentially but increased 27% year-on-year. Pretax operating income of $185 million decreased 11% sequentially but increased 14% year-on-year.

Sequential revenue growth was recorded in the Venezuela/Trinidad & Tobago GeoMarket due to higher demand for Drilling & Measurements, Wireline and Well Services technologies together with increased SIS product sales. However, this growth was more than offset by project transitions and delays in Peru/Colombia/Ecuador and Mexico/Central America, and lower Artificial Lift Systems and SIS product sales in Brazil.

Pretax operating margin declined sequentially to 20.1% primarily due to higher IPM project startup and third-party managed costs in the Mexico/Central America GeoMarket. An unfavorable activity mix in both Peru/Colombia/Ecuador and Brazil together with reduced high-margin SIS and Artificial Lift Systems product sales also contributed to this result.

In Brazil, Petrobras awarded Schlumberger a multi-year contract to deploy a full range of exploration and development testing services, including exploration testing and production clean-up, as well as PVT sampling and analysis. With this award, further opportunities exist for Schlumberger Testing Services to introduce additional key technologies.

In Colombia, Schlumberger Drilling & Measurements PowerDrive X5* rotary steerable services and PeriScope* bed boundary mapping technology have been used for Mansarovar in the Girasol 1 horizontal well to keep the horizontal section entirely within the reservoir. As part of the same project, work has started on the Girasol 2 multilateral well in which four legs will be drilled with the same technologies – PowerDrive X5 and PeriScope. Real-time operations support center processes and personnel have been key to this project. Also in Colombia, BP achieved substantial drilling efficiencies using PowerDrive X5 technology on a 14 3/4-in hole section running to 4,661 ft for 303 hours – 221 hours of which were on-bottom drilling.

Elsewhere in Colombia, Ecopetrol awarded Schlumberger a contract to create the Prospects Generation Center. This facility, a key component of Ecopetrol exploration initiatives, will combine the interpretation and engineering expertise of Schlumberger DCS with the advanced technologies of SIS. DCS geoscientists will work in groups to identify exploration prospects.

Schlumberger Announces First-Quarter 2008 Results, page 12

Europe/CIS/Africa

Revenue of $1.9 billion increased 7% sequentially and 24% year-on-year. Pretax operating income of $500 million increased 1% sequentially and 16% year-on-year.

Sequential revenue growth was driven by higher Artificial Lift Systems product sales and increased market penetration for Well Services technologies in South Russia; strong demand for Well Services technologies in Continental Europe; higher demand for Drilling & Measurements technologies in West & South Africa and the Caspian; higher IPM and Drilling & Measurements activities in North Russia; and by the consolidation of FRAMO revenue. This was partially offset by operational delays in the North Sea GeoMarket, the seasonal impact of winter weather in East Russia, and lower SIS product sales across the Area.

Pretax operating margin declined sequentially to 26.3% due to an unfavorable activity mix in the North Sea, lower-margin Artificial Lift Systems product sales in South Russia, reduced high-margin Area-wide SIS product sales, and the effect of consolidation of FRAMO revenue in the Area.

Offshore Ivory Coast, Schlumberger Testing Services successfully introduced PURE* perforating systems for clean perforations technology for independent operator Foxtrot International. The first job was designed to provide dynamic underbalanced conditions and data confirmed the well-bore pressure to have remained below formation pressure during perforation. The well subsequently flowed without stimulation at a rate that exceeded customer expectations. Based on this success, Foxtrot International intends to further deploy the technique.

In Algeria, First Calgary Petroleum (FCP) used the Schlumberger SensaLine* fiber-optic slickline monitoring system to assist in detecting a leak in a bridge plug set to isolate a productive lower zone while running production tests on the upper zone. Real-time THERMA* temperature analysis software enabled FCP to detect a leak originating from the bridge plug and subsequently evaluate the flow contribution from the lower zone. Schlumberger Testing Services also completed a fourth SensaLine distributed temperature survey (DTS) for ConocoPhillips in Algeria.

In Angola, Schlumberger Drilling & Measurements Scope* logging-while-drilling and PowerDrive rotary steerable technologies were deployed on the Gimboa field for Sonangol P&P. The success of the technologies in drilling the Gimboa horizontal well led to their use on a subsequent lateral drainhole that represents the longest-ever

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horizontal well drilled in Angola. Operations were monitored remotely from a Schlumberger OSC* Operations Support Center installed in the customer’s office. The lateral drainhole was positioned using Scope technology resulting in a net pay greater than 70%.

In the Congo, Société Nationale des Pétroles du Congo (SNPC) selected SIS software for their Kundji Bindi Asset Team interpretation platform. The team will use Petrel* seismic-to-simulation, IP (Interactive Petrophysics), OFM* well and reservoir analysis and PIPESIM* production analysis software to develop a plan for redevelopment of the Kundji and Bindi reservoirs that represents a strategic milestone for SNPC.

In Italy, STOGIT, the ENI subsidiary responsible for natural gas storage, has implemented Well Services FUTUR* active set-cement technology as part of a three-year, 50-well campaign to develop gas storage wells. This unique self-healing cement system was deployed in order to prevent the leakage of stored gas that could be detrimental to the environment and require expensive well repair or abandonment. Since using FUTUR technology as part of their standard cementing operations, STOGIT has not experienced any problems with leaking wells or loss of zonal isolation.

Middle East & Asia

Revenue of $1.32 billion decreased 2% sequentially but increased 22% year-on-year. Pretax operating income of $460 million decreased 2% sequentially but increased 24% year-on-year.

Sequentially, the Australia/Papua New Guinea GeoMarket grew with exploration-driven demand for Wireline and Well Testing services. Sequential growth was also registered in the Gulf, East Mediterranean and Thailand/Vietnam GeoMarkets with strong demand for Wireline, Well Testing and Well Services technologies. However, this performance was more than offset by the impact of winter weather in the China/Japan/Korea GeoMarket together with lower Completions and Artificial Lift Systems product sales across the Area.

The pretax operating margin of 34.9% was essentially flat compared to the prior quarter with a more favorable activity mix in the Australia/Papua New Guinea, East Mediterranean, Gulf and Thailand/Vietnam GeoMarkets being offset by the slowdown in China/Japan/Korea together with a lower-margin activity mix for Drilling & Measurements services in the Area.

In Qatar, Qatargas awarded a two-year contract to Schlumberger Testing Services to provide high-rate clean-up and testing for the

Schlumberger Announces First-Quarter 2008 Results, page 14

development of 33 natural gas wells in the North Field. The wells belong to two separate joint ventures, Qatargas 3, with shareholders Qatar Petroleum, ConocoPhillips and Mitsui, and Qatargas 4, whose shareholders are Qatar Petroleum and Royal Dutch Shell. In order to capture synergies, the assets of both projects are being developed jointly by a single team. Among the factors taken into account in awarding the contract were the availability of new multiphase flow metering Vx technology in gas mode, and demonstrated Schlumberger service quality and HSE performance. This contract complements a previously awarded fluid sampling and analysis contract for the two Qatargas projects, supported by the Qatar Fluid Analysis Center – a Schlumberger PVT laboratory.

Maersk Oil Qatar awarded Schlumberger Drilling & Measurements a two-year contract for directional drilling, measurements-while-drilling and logging-while-drilling services for 80 extended-reach wells offshore Qatar. The contract covers services on 6 rigs and was based on proven technological success in 2007 when Drilling & Measurements passed the million-foot milestone on the Al Shaheen project where horizontal sections range from 18,000 ft to 25,000 ft.

In Kuwait, SIS was awarded a multi-year information management technologies and services contract by the Kuwait Oil Company for the provision of Corporate Data Management services, real-time production data E&P management software, and other information management projects including capabilities mapping and knowledge transfer services.

In the South China Sea, an operator selected ACTive* Perf service – a member of the ACTive family of coiled-tubing services – to perforate and complete underbalanced wells to minimize formation damage. The deployment of ACTive Perf technology led to earlier- and higher-than-expected production of sand-free gas.

In India, the Schlumberger Wireline PressureXpress* reservoir pressure measurement service saved significant rig time for Reliance Industries deep-water operations over a five-month period – representing substantial cost savings in this expensive deep-water environment.

Schlumberger Announces First-Quarter 2008 Results, page 15

WesternGeco

First-quarter revenue of $676 million decreased 15% over the prior quarter and 4% compared to the same period last year. Pretax operating income of $196 million decreased 28% sequentially and 26% year-on-year.

Sequentially, Marine revenue increased as both vessel utilization and productivity improved following the vessel dry-docks and the seasonal transits of the prior quarter. Data processing also recorded a sequential increase in revenue, but these increases were more than offset by a significant decrease in Multiclient revenue in North America following the record sales in the previous quarter. Land revenue also declined following project completions in North Africa and lower demand in the Middle East.

Pretax operating margin declined sequentially to 29.1% as the increase in Marine was more than offset by the decline in high-margin Multiclient sales.

Sonatrach awarded WesternGeco a Q-Land* acquisition and data processing project over the Hassi R’Mel field covering 2,225 sq km – the largest Q-Land survey to date. Acquisition commenced earlier in the quarter and the data will be processed at the recently opened WesternGeco center in Algiers.

In the Norwegian sector of the North Sea, StatoilHydro ASA awarded WesternGeco multicomponent acquisition projects using Q-Seabed* technology. The system will deliver superior imaging and inversion results using the low-frequency signals made possible by the system’s high-fidelity technology. The projects will cover parts of the Oseberg Sør and Gullfaks fields. At Oseberg Sør, Q-Seabed technology will acquire multiazimuth data through the use of the system’s active cable lengths. At Gullfaks, the survey will be used as a reservoir monitoring tool to optimize production.

Elsewhere in the Norwegian sector of the North Sea, StatoilHydro ASA awarded WesternGeco integrated 4D Q-Marine* acquisition, processing and inversion projects covering the Norne and Heidrun fields including the Epsilon structure with the total area of the award exceeding 500 sq km. This will be the fifth survey using Q-Marine technology at Norne and the third at Heidrun. The surveys are part of ongoing efforts to maximize recovery from both fields through identification of unswept and partially swept areas.

WesternGeco commenced the previously announced fourth phase of the multiclient E-Octopus wide-azimuth acquisition program in the US Gulf of Mexico. In parallel with these projects, WesternGeco Electromagnetics is completing 3D marine magnetotelluric inversion and interpretation using a dedicated computer cluster in Houston. This first multi-measurement constrained imaging project involves significant interpretation iterations of magnetotelluric, gravity and Q-Marine seismic data sets to produce a more precise integrated sub-surface model – thus reducing overall risk in this challenging sub-salt environment.

Schlumberger Announces First-Quarter 2008 Results, page 16

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 80,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

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*	Mark of Schlumberger
†	Technology licensed from ExxonMobil Upstream Research Company

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, April 18, 2008, at 9:00am Eastern, 8:00am Central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-288-8976 within North America or +1-612-332-0530 outside of North America approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay of the conference call will be available through May 18, 2008, by dialing +1-800-475-6701 within North America or +1-320-365-3844 outside of North America, and providing the access code 915451.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Debashis Gupta – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com